Exhibit 16.1

May 14, 2026

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Boost Run Inc. (legal successor of Willow Lane Acquistion Corp.) statements included under Item 4.01 of its Form 8-K dated May 14, 2026. We agree with the statements set forth in Item 4.01, insofar as they relate to our firm. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York